to Current

Code of Ethics

Policy

Deer Park Road Corporation, as a matter of policy and practice, and consistent with industry best practices and SEC requirements (SEC Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act, which is applicable if the firm acts as investment adviser to a registered investment company), has adopted a written Code of Ethics covering all supervised persons. Our firm's Code of Ethics requires high standards of business conduct, compliance with federal securities laws, reporting and recordkeeping of personal securities transactions and holdings, reviews and sanctions. The firm's current Code of Ethics, and as amended, while maintained as a separate document, is incorporated by reference and made a part of th e s e Policies and Procedures.

Deer Park Road Corporation Code of Ethics

12/26/2013 to Current

Table of Contents

1 - Statement of General Policy

2 - Definitions

3  - Standards of Business Conduct

4  - Prohibition Against Insider Trading 5 - Personal Securities Transactions

6  - Gifts and Entertainment

7  - Protecting the Confidentiality of Client Information 8 - Service as an Officer or Director

9 - Compliance Procedures

10 - Certification

11 - Records

12 - Reporting Violations and Sanctions

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Deer Park Road Corporation and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of Deer Park Road Corporation and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Deer Park Road Corporation and its employees owe a fiduciary duty to Deer Park Road Corporation's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Deer Park Road Corporation continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Deer Park Road Corporation and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Deer Park Road Corporation has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Deer Park Road Corporation and its employees are subject to the following specific fiduciary obligations when dealing with clients:

l The duty to have a reasonable, independent basis for the investment advice provided;

l The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

l The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

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l A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Deer Park Road Corporation expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Deer Park Road Corporation. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Deer Park Road Corporation. Deer Park Road Corporation's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged a s the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of Brad Craig, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Deer Park Road Corporation.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Deer Park Road Corporation i n their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised t o consult with compliance. Compliance may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Compliance will periodically report to senior management/board of directors of Deer Park Road Corporation to document compliance with this Code.

Background

In July 2004, the SEC adopted an important rule (Rule 204A-1) similar to Rule 17j-1 under the Investment Company Act, requiring SEC advisers to adopt a code of ethics. The new rule was designed to prevent fraud by reinforcing fiduciary principles that govern the conduct of advisory firms and their personnel.

The Code of Ethics rule had an effective date of 8/31/2004 and a compliance date of 2/1/2005. Among other things, the Code of Ethics rule requires the following:

●	setting a high ethical standard of business conduct reflecting an adviser's fiduciary obligations;
●	compliance with federal securities laws;
●	access persons to periodically report personal securities transactions and holdings, with limited exceptions;
●	prior approval for any IPO, private placement or MBS / A BS investments by access persons;
●	reporting of violations;
●	delivery and acknowledgement of the Code of Ethics by each supervised person;
●	reviews and sanctions;
●	recordkeeping; and
●	summary Form ADV disclosure.

An investment adviser's Code of Ethics and related policies and procedures represent a strong internal control with supervisory reviews to detect and prevent possible insider trading, conflicts of interest and potential regulatory violations.

Responsibility

Compliance has the primary responsibility for the preparation, distribution, administration, periodic reviews, and monitoring our Code of Ethics, practices, disclosures, sanctions and recordkeeping.

Procedure

Deer Park Road Corporation has adopted procedures to implement the firm's policy on personal securities transactions and our Code of Ethics and conducts reviews to monitor and ensure the firm's policy is observed, implemented properly and amended, as appropriate, which include the following:

●	Formal adoption of the firm's Code of Ethics by management.
●	The Chief Compliance Officer annually distributes the current Code of Ethics to all supervised persons and to all new supervised persons upon hire.
●	Each supervised person must acknowledge receipt of the firm's Code of Ethics initially upon hire and annually and return a signed acknowledgement/certification form to the Chief Compliance Officer.
●	The Chief Compliance Officer, with other designated officer(s), annually reviews the firm's Code of Ethics and updates the Code of Ethics as may be appropriate.
●	The Chief Compliance Officer periodically reviews access persons' personal transactions/holdings reports.
●	The Chief Compliance Officer, or his/her designee, retains relevant Code of Ethics records as required, including but not limited to, Codes of Ethics, as amended from time to time, acknowledgement/certification forms, records identifying individuals deemed to be access persons of the firm, initial and annual holdings reports, quarterly reports of personal securities transactions, violations and sanctions, among others.
●	The firm provides initial and periodic education about the Code of Ethics, and each person's responsibilities and reporting requirements, under the Code of Ethics.
●	The firm's Form ADV is periodically reviewed and amended, when necessary, reviewed by the Chief Compliance Officer to appropriately disclose a summary of the firm's Code of Ethics which includes an offer to deliver a copy of the Code upon request by an existing or prospective advisory client.
●	The Chief Compliance Officer is responsible for receiving and responding to any client requests for the firm's Code of Ethics and maintaining required records.

Definitions

For the purposes of this Code, the following definitions shall apply:

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l “Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund RIA or its control affiliates manage; or is involved in making securities recommendations to clients that are nonpublic.

l “Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment dis c r e t io n .

l “Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

l “Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Direct obligations of the United States Government; (ii) Any account in which the adviser or employee has no direct or indirect influence or control.

l “Supervised person” means directors, officers and partners of Deer Park Road Corporation (or other persons occupying a similar status or performing similar functions); employees of Deer Park Road Corporation; and any other person who provides advice on behalf of Deer Park Road Corporation and is subject to Deer Park Road Corporation's supervision and control.

Standards of Business Conduct

Deer Park Road Corporation places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Deer Park Road Corporation's supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Deer Park Road Corporation or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others

m a y expose supervised persons and Deer Park Road Corporation to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Deer Park Road Corporation may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Deer Park Road Corporation and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify compliance immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Deer Park Road Corporation), while in the possession of material, nonpublic information, nor may any personnel of Deer Park Road Corporation communicate material, nonpublic information to others in violation of the law.

1.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making

h i s or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.

For this reason, you should direct any questions about whether information is material to compliance.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Deer Park Road Corporation's securities recommendations and client securities holdings and transactions.

2.	What is Nonpublic Information?
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Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Deer Park Road Corporation (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

l Report the information and proposed trade immediately to compliance.

l Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

l Do not communicate the information inside or outside the firm, other than to compliance.

l After compliance has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with compliance before taking any action. This high degree of caution will protect you, our clients, and the firm.

4.	Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Deer Park Road Corporation or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Deer Park Road Corporation must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact compliance immediately if you believe that you may have received material, nonpublic information.

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely t o attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Deer Park Road Corporation and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6.	Restricted/Watch Lists

Although Deer Park Road Corporation does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

Compliance may place certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf o f an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. Compliance shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

Compliance may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to compliance and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Personal Securities Transactions

General Policy

Deer Park Road Corporation has adopted the following principles governing personal investment activities by Deer Park Road Corporation's supervised persons:

l The interests of client accounts will at all times be placed first;

l All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

l Supervised persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of compliance who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of compliance who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

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Pre-Clearance Required for MBS / ABS Transactions

No access person shall transact a MBS or ABS trade without written prior written authorization from the CCO in a personal discretionary account that they have beneficial ownership. A completed and CCO approved pre-clearance form (X: Library / Compliance Forms / Personal Trading & QSTR Form) is necessary before the trade can be placed.

Interested T r an s ac t i o n s

No supervised person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

l any direct or indirect beneficial ownership of any securities of such issuer;

l any contemplated transaction by such person in such securities;

l any position with such issuer or its affiliates; and

l any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Deer Park Road Corporation has adopted the policies set forth below to guide supervised persons in this area.

General Policy

Deer Park Road Corporation's policy with respect to gifts and entertainment is as follows:

l Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

l Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Deer Park Road Corporation, or that others might reasonably believe would influence those decisions;

l Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis.

Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

l Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting R eq u i r em e n t s

l Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Deer Park Road Corporation, including gifts and gratuities with value in excess of $300 per year (Note: Dual registrants sometimes use a $100 gift threshold for all employees based on NASD rule), must obtain consent from compliance before accepting such gift.

l This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Deer Park Road Corporation.

l This gift reporting requirement is for the purpose of helping Deer Park Road Corporation monitor the activities of its employees.

However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult compliance.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Deer Park Road Corporation, the firm gains access to non- public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Deer Park Road Corporation to clients, and data or analyses derived from such non- public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to Deer Park Road Corporation's current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding Deer Park Road Corporation's clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. Deer Park Road Corporation does not share Confidential Client Information with any third parties, except in the following circumstances:

l As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. Deer Park Road Corporation will require that any financial intermediary, agent or other service provider utilized by Deer Park Road Corporation (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Deer Park Road Corporation only for the performance of the specific service requested by Deer Park Road Corporation;

l As required by regulatory authorities or law enforcement officials who have jurisdiction over Deer Park Road Corporation, or as otherwise required by any applicable law. In the event Deer Park Road Corporation is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Deer Park Road Corporation shall disclose only such information, and only in such detail, as is legally required;

l To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Deer Park Road Corporation, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other

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supervised persons who need to have access to such information to deliver the Deer Park Road Corporation's services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Deer Park Road Corporation, must return all such documents to Deer Park Road Corporation.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

Deer Park Road Corporation enforces the following policies and procedures to protect the security of Confidential Client Information:

l The Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Deer Park Road Corporation's services to clients;

l Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

l All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

l Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Deer Park Road Corporation and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the

'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Deer Park Road Corporation has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

Compliance is responsible for reviewing, maintaining and enforcing Deer Park Road Corporation's confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy requires the written approval of compliance.

Service as an Officer or Director

No supervised person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by Brad Craig or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of Deer Park Road Corporation's clients. Where board service or an officer position is approved, Deer Park Road Corporation shall implement a “Chinese Wall” or other appropriate procedure, to isolate such person from making decisions relating to the company’s securities.

Compliance Procedures

Reporting Requirements

Every supervised person shall provide initial and annual holdings reports and quarterly transaction reports to compliance which must contain the information described below. It is the policy of Deer Park Road Corporation that each supervised person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to compliance.

1.	Quarterly Transaction Reports

Every supervised person must, no later than ten (10) days after the end of each calendar quarter, file a quarterly transaction report (X: Library / Compliance Forms / Personal Trading & QSTR Form) containing the following information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

l The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

l The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

l The price of the reportable security at which the transaction was effected;

l The name of the broker, dealer or bank with or through whom the transaction was effected; and

l The date the report is submitted by the supervised person.

2.	Exempt Transactions

A supervised person need not submit a report with respect to:

l Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

l Transactions effected pursuant to an automatic investment plan;

l A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Deer Park Road Corporation holds in its records so long as the firm receives the confirmations or statements no later than 10 days after the end of the applicable calendar quarter;

l Any transaction or holding report if Deer Park Road Corporation has only one supervised person, so long as the firm maintains records of the information otherwise required to be reported

3.	Monitoring and Review of Personal Securities Transactions
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Compliance will monitor and review all reports required under the Code for compliance with Deer Park Road Corporation's policies regarding personal securities transactions and applicable SEC rules and regulations. Compliance may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed Deer Park Road Corporation. Any transactions for any accounts of Brad Craig will be reviewed and approved by the President or other designated supervisory person. Compliance shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to compliance that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to Compliance in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to compliance that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact compliance regarding any inquiries pertaining to the Code or the policies established herein.

Records

Compliance shall maintain and cause to be maintained in a readily accessible place the following records:

l A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

l A record of any violation of Deer Park Road Corporation's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

l A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Deer Park Road Corporation;

l A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

l A list of all persons who are, or within the preceding five years have been, access persons;

l A record of any decision and reasons supporting such decision to approve a supervised persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions

All supervised persons shall promptly report to compliance or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

Compliance shall promptly report to senior management all apparent material violations of the Code. When compliance finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment.

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